As filed with the Securities and Exchange Commission on April 1, 2020

No. 333-230414

No. 333-223401

No. 333-216609

No. 333-210242

No. 333-206282

No. 333-201985

No. 333-197585

No. 333-189682

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230414

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223401

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216609

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210242

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206282

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-201985

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197585

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-189682

UNDER

THE SECURITIES ACT OF 1933

Telaria, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5480343
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer Identification Number)

222 Broadway, 16th Floor

New York, New York

(646) 723-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tremor Media, Inc. 2006 Stock Incentive Plan, as amended

ScanScout, Inc. 2006 Stock Plan, as amended

Tremor Media, Inc. 2008 Stock Plan, as amended

ScanScout, Inc. 2009 Equity Incentive Plan, as amended

Tremor Video, Inc. 2013 Equity Incentive Plan

Tremor Video, Inc. 2014 Employee Stock Purchase Plan

(Full title of the plans)

Aaron Saltz

Vice President & Secretary

222 Broadway, 16th Floor

New York, New York

(646) 723-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Telaria, Inc., a Delaware corporation (“Telaria”), on Form S-8 (collectively, the “Registration Statements”).

•	Registration No. 333-230414, filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 20, 2019, covering an aggregate of 1,775,707 shares of common stock of Telaria, par value $0.0001 per share, (“Common Stock”) issuable under the Tremor Video, Inc. 2013 Equity Incentive Plan (the “2013 Plan”).
•	Registration No. 333-223401, filed with the Commission on March 2, 2018, covering an aggregate of 2,051,621 shares of Common Stock issuable under the 2013 Plan.
•	Registration No. 333-216609, filed with the Commission on March 10, 2017, covering an aggregate of 2,017,252 shares of Common Stock issuable under the 2013 Plan.
•	Registration No. 333-210242, filed with the Commission on March 16, 2016, covering an aggregate of 2,088,575 shares of Common Stock issuable under the 2013 Plan.
•	Registration No. 333-206282, filed with the Commission on August 10, 2015, covering an aggregate of 1,000,000 shares of Common Stock issuable under the 2013 Plan.
•	Registration No. 333-201985, filed with the Commission on February 9, 2015, covering an aggregate of 2,044,250 shares of Common Stock issuable under the 2013 Plan.
•	Registration No. 333-197585, filed with the Commission on July 23, 2014, covering (i) an aggregate of 1,999,930 shares of Common Stock issuable under the 2013 Plan and (ii) an aggregate of 2,000,000 shares of Common Stock issuable under the Tremor Video, Inc. 2014 Employee Stock Purchase Plan.
•	Registration No. 333-189682, filed with the Commission on June 28, 2013, covering (i) an aggregate of 380,198 shares of Common Stock issuable under the Tremor Media, Inc. 2006 Stock Incentive Plan, as amended, (ii) an aggregate amount of 498,210 shares of Common Stock under the ScanScout, Inc. 2006 Stock Plan, as amended, (iii) an aggregate of 5,517,675 shares of Common Stock under the Tremor Media, Inc. 2008 Stock Plan, as amended, (iv) an aggregate amount of 767,533 shares of Common Stock under the ScanScout, Inc. 2009 Equity Incentive Plan, as amended, and (v) an aggregate amount of 1,333,333 shares of Common Stock under the 2013 Plan.

On April 1, 2020, pursuant to that certain Agreement and Plan of Merger, dated December 19, 2020 (the “Merger Agreement”), by and among Telaria, The Rubicon Project, Inc., a Delaware corporation (“Rubicon Project”), and Madison Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Rubicon Project (“Merger Sub”), Merger Sub merged with and into Telaria, with Telaria surviving as a wholly owned subsidiary of Rubicon Project.

As a result of the transactions contemplated in the Merger Agreement, Telaria has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with the undertakings made by Telaria in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, Telaria, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York City, State of New York, on this day of April 1, 2020.*

TELARIA, INC.

By:	/s/ Aaron Saltz
Name: Aaron Saltz
Title: Vice President & Secretary

*    Pursuant to Rule 478 under the Securities Act no other person is required to sign these Post-Effective Amendments.